Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Completes $35 Million Private Placement of Subordinated Notes

MINEOLA, NY – March 12, 2026 -- Hanover Bancorp, Inc. (NASDAQ: HNVR) (“Hanover” or “the Company”), parent company of Hanover Community Bank, is pleased to announce that the Company has completed the private placement of $35 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2036 (the “Notes”) to certain qualified institutional buyers and accredited investors.

The Notes will initially bear interest, payable semi-annually, at the rate of 7.25% per annum, until March 15, 2031.  From and including March 15, 2031, to but excluding the maturity date or early redemptions date, the interest rate applicable to the outstanding principal amount due will reset quarterly to the then current three-month secured overnight financing rate (SOFR) plus 386 basis points.  The Notes received a BBB+ rating from Egan-Jones Ratings Company and are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company.

The Company intends to use the net proceeds to redeem the Company’s outstanding $25 million in aggregate principal amount of subordinated notes and for general corporate purposes, including contributing equity capital to Hanover Community Bank, the Company’s wholly owned commercial bank subsidiary.

“We are pleased with the success of this transaction which enhances our financial flexibility and positions us to continue to compete in an exciting marketplace and to execute upon our longer-term strategic goals,”  said Michael Puorro, Hanover’s Chairman and CEO.  “This new capital will allow us to retire our existing subordinated notes at a lower interest rate,  enhance our capital base, support balance sheet growth and further strengthen our business model.”

Piper Sandler & Co. acted as lead placement agent, with Hovde Group, LLC acting as co-placement agent.  Kilpatrick Townsend & Stockton LLP served as legal counsel to Hanover and Luse Gorman, PC served as legal counsel to the placement agents.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multifamily and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Bowery, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," “intend,” and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically, (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; (9) changing political conditions and the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; (10) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (11) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (12) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (13) the impact of the strategic credit cleanup that we implemented during the fourth quarter of 2025; (14) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; and (15) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.